EXHIBIT 10.3

PCM, Inc.

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our current executive officers. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to the accompanying Annual Report on Form 10-K. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements. Our executive officers participate in executive bonus plans during fiscal year 2013 established by the Compensation Committee of our Board of Directors and adopted by the Board of Directors.

Executive Officer	Annual Base Salary	Bonus
Frank F. Khulusi
Chairman and Chief Executive Officer	$833,000		(1)

Brandon H. LaVerne
Chief Financial Officer, Treasurer and Assistant Secretary	$346,330		(1)

Robert I. Newton
Executive Vice President, General Counsel and Secretary	$342,900		(1)

Oren J. Hartman
Executive Vice President—Corporate Sales	$317,500		(1)

Simon M. Abuyounes
President — PCM Logistics, LLC	$333,375		(1)

Joseph B. Hayek
President—PCM Sales, Inc.	$317,500		(1)

(1)  All executives are eligible to participate in our executive bonus plans referenced above.